PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE FOR FIRST TRUST SPECIALTY FINANCE AND FINANCIAL OPPORTUNITIES FUND

WHEATON, IL -- (BUSINESS WIRE) -- September 11, 2017 -- First Trust Advisors L.P. ("FTA") announced today that Confluence Investment Management, LLC ("Confluence"), investment sub-advisor for First Trust Specialty Finance and Financial Opportunities Fund (NYSE: FGB) (the "Fund"), will release an update on the market and the Fund for financial advisors and investors. The update will be available WEDNESDAY, SEPTEMBER 13, 2017, AT 5:00 P.M. EASTERN TIME UNTIL 11:59 P.M. EASTERN TIME ON THURSDAY, OCTOBER 12, 2017. To listen to the update, follow these instructions:

--    Dial: (888) 203-1112; International (719) 457-0820; and Passcode #
      2608942. The update will be available from Wednesday, September 13, 2017, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Thursday, October 12, 2017.

The Fund is a non-diversified, closed-end management investment company that seeks to provide a high level of current income. As a secondary objective, the Fund seeks to provide attractive total return. The Fund pursues these investment objectives by investing at least 80% of its managed assets in a portfolio of securities of specialty finance and other financial companies that the Fund's investment sub-advisor believes offer attractive opportunities for income and capital appreciation.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $109 billion as of August 31, 2017 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Confluence Investment Management LLC ("Confluence"), an SEC registered investment advisor, serves as the Fund's investment sub-advisor. The investment professionals at Confluence have over 350 years of combined financial market experience. Confluence provides portfolio management and advisory services to both institutional and individual clients. As of June 30, 2017, Confluence managed or supervised $7.4 billion in assets.

Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: The Fund is subject to risks, including the fact that it is a non-diversified closed-end management investment company. The Fund invests in business development companies (BDCs) which may be subject to a high degree


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of risks, including management's ability to meet the BDC's investment objective, and to manage the BDC's portfolio when the underlying securities are redeemed or sold, during periods of market turmoil and as investors' perceptions regarding a BDC or its underlying investments change.

Investing in real estate investment trusts (REITs) involves certain unique risks in addition to investing in the real estate industry in general. REITs are subject to interest rate risk and the risk of default by lessees or borrowers.

The Fund may invest in a variety of other mortgage-related securities. Rising interest rates tend to extend the duration of mortgage-related securities, making them more sensitive to changes in interest rates, and may reduce the market value of the securities. In addition, mortgage-related securities are subject to the risk that borrowers may pay off their mortgagees sooner than expected, particularly when interest rates decline. This can reduce the Fund's returns. The Fund's investments in other asset-backed securities are subject to risks similar to those associated with mortgage-backed securities, as well as additional risks associated with the nature of the assets and the servicing of those assets.

Because the Fund is concentrated in the financials sector, it will be more susceptible to adverse economic or regulatory occurrences affecting this sector, such as changes in interest rates, availability and cost of capital funds, and competition.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA and the Internal Revenue Code. First Trust has no knowledge of and has not been provided any information regarding any investor. Financial advisors must determine whether particular investments are appropriate for their clients. First Trust believes the financial advisor is a fiduciary, is capable of evaluating investment risks independently and is responsible for exercising independent judgment with respect to its retirement plan clients.

The risks of investing in the Fund are spelled out in the prospectus, shareholder report and other regulatory filings.

The Fund's daily New York Stock Exchange closing price and net asset value per share as well as other related information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

CONTACT: JEFF MARGOLIN - (630) 915-6784

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Source:  First Trust Advisors L.P.